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                                                      June 3, 1997




The Directors,
   Diamond Cable Communications Plc,
      Diamond Plaza,
         Daleside Road,
            Nottingham NG2 36G.

Re:  Diamond Cable Communications Plc
     (the Company) 10 3/4% Senior Discount
     Notes due February 2007 (the Securities) to
     be registered under the United States
     Securities Act of 1933
     -------------------------------------------


Dear Sirs:

INTRODUCTION

         1. I am legal director of the Company.

         2. For the purposes of this opinion I have examined the documents listed in the Schedule to this opinion. Terms defined in the Schedule have the same meaning where used in this opinion. In this opinion the definitive Securities, the Global Security, the Depositary Agreement and the Indenture are together referred to as the Issue Documents.

         3. This opinion is confined to matters of English law. Accordingly, I express no opinion herein with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, I express no


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The Directors                                                                -2-


opinion on European Community law as it affects any jurisdiction other than England. Statements relating to United Kingdom taxation are based on the laws of England as currently applied by the English courts and on generally published practice of the Inland Revenue and H.M. Customs and Excise applying as at the date of this opinion. This opinion is to be governed by and construed in accordance with English law as at the date of this opinion. To the extent that the laws of the United States of America or any State thereof may be relevant, I have made no investigation thereof.

ASSUMPTIONS

         4. In considering the documents referred to above and in rendering this opinion I have with your consent and without any further enquiry assumed:

         (a) the authenticity and completeness of all documents submitted to me whether as originals or copies;

         (b) the conformity to originals of all documents supplied to me as photocopies or facsimile copies;

         (c) that the Issue Documents will be executed in the form of the drafts examined by me;

         (d) that the information revealed by my search of the public microfiche of the Company kept at the Companies Registration Office in London referred to in paragraph 5(a)(i) below and my oral enquiry of the Central Registry of Winding up Petitions referred to in paragraph 5(a)(ii) below was accurate in all respects and has not since the time of such search or enquiry been altered;

         (e) that the Issue Documents will be executed by duly authorized directors of the Company;

         (f) that the Issue Documents will be duly authorized, executed and delivered by each of the parties thereto in accordance with all applicable laws;

         (g) that the Issue Documents constitute legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms under all


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The Directors                                                                -3-


applicable laws (including the laws of the State of New York by which the Issue Documents are expressed to be governed) (other than, in the case of the Company, the laws of England);

         (h) that in any proceedings before the English courts with respect to the Issue Documents satisfactory evidence of the laws of the State of New York (by which the Issue Documents are expressed to be governed) which is required to be pleaded and proved as a fact in such proceedings, could and would be so pleaded and proved;

         (i) that none of the Issue  Documents  is an  agreement to which either
Section 5(1)(a) or Section 5(1)(b) of the Financial Services Act 1986 (the Act) applies and that neither the Underwriting Agreement nor any transactions, agreements or documents contemplated thereby (including, but without limitation, the issue of the Securities) have been, or will be, entered into in the course of or in consequence of an unsolicited call (as defined in the Act) in breach of
Section 56 of the Act or after the issue of any investment advertisement (as defined in the Act) relating to the Securities in breach of Section 57 of the Act;

         (j) that the Registration Statement and prospectus forming part of the Registration Statement and any document in respect of the Securities constituting an investment advertisement within the meaning of the Act has only been issued or caused to be issued, and will only be issued or caused to be issued, in the United Kingdom to persons who are either of a kind described in
Article 11(3) of The Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or are persons to whom the relevant document may otherwise lawfully be issued or passed on in the United Kingdom;

         (k) that any act done or any course of conduct engaged in in the United Kingdom for the purpose of stabilizing the price of the Securities will be, or has been, done, or engaged in in conformity with the rules made under Section 48(7) of the Act; and

         (l) that none of the Securities has been or will be offered for subscription or sale to persons in the United Kingdom except to persons whose ordinary activities involve



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The Directors                                                                -4-


them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resolved and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offer of Securities Regulations 1995.

OPINION

         5. On the basis of, and subject to, the foregoing and the matters set out in paragraph 6 below and subject to any matters not disclosed to me, and having regard to such considerations of English law in force, and generally published practice of the Inland Revenue and H.M. Customs and Excise applying, as at the date of this opinion as I consider relevant, I am of the opinion that:

         (a) the Company has been duly incorporated in Great Britain and registered in England and Wales and:


        (i) my search today of the public microfiche of the Company kept at the Companies Registration Office in London revealed no order or resolution for the winding up of the Company and no notice of appointment in respect of the Company of a liquidator, receiver, administrative receiver or administrator; and

         (ii) the Central Registry of Winding up Petitions has confirmed in response to my oral enquiry made today that no petition for the winding up of the Company has been presented within the period of six months covered by such enquiry;


         (b) the Company has the requisite corporate capacity to enter into the Issue Documents and to perform its obligations thereunder;

         (c) the obligations of the Company under the Securities, when duly executed and delivered by the Company and authenticated in the manner provided in the Indenture, will be valid and enforceable by the English courts; and


         (d) subject to certain exceptions and time limitations, English courts will treat a final and conclusive



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The Directors                                                                -5-

judgment of a U.S. court for a liquidated amount as a debt enforceable by fresh proceedings in the English courts. However, no opinion is expressed as to whether the enforcement by an English court of any judgment would be in English pounds or as to what would be the date of determination of the applicable exchange rate from U.S. dollars to English pounds.

QUALIFICATIONS

         6. My opinion is subject to the following qualifications:

         (a) the search at the Companies Registration Office referred to in paragraph 5(a)(i) above is not conclusively capable of revealing whether or not:

         (i) a winding up order has been made or a resolution passed for the winding up of a company; or

         (ii) an administration order has been made; or

         (iii) a receiver, administrative receiver or liquidator has been appointed, as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented;



         (b) the enquiry at the Central Registry of Winding up Petitions referred to in paragraph 5(a)(ii) above relates only to a compulsory winding up and is not conclusively capable of revealing whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made;





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The Directors                                                                -6-


         (c) the choice of New York law to govern the Issue Documents would not be recognized or upheld if there were reasons for avoiding the choice of law on the grounds that its application would be manifestly incompatible with public policy. The choice of New York law would not be upheld, for example, if it was made with the intention of evading the law of the jurisdiction with which the agreement had its most substantial connection and which, in the absence of New York law, would have invalidated the agreement or been inconsistent therewith;

         (d) English courts can give judgments in currencies other than sterling if, subject to the terms of the contract, it is the currency which most fairly expresses the plaintiff's loss but such judgments may be required to be converted into sterling for enforcement purposes;

         (e) any action brought against the Company in the English courts would be subject to the rules and procedures of the English courts, including the power of an English court, at its discretion, to order a plaintiff in an action, being a party who is not ordinarily resident in some part of the United Kingdom, to provide security for costs;

         (f) any undertakings or indemnities in relation to United Kingdom stamp duties given by the Company may be void under the provisions of Section 117 of the Stamp Act 1891;

         (g) an English court may refuse to give effect to any provision of the Issue Documents (i) for the payment of expenses in respect of the costs of enforcement (actual or contemplated) or of unsuccessful litigation brought before an English court or where the court has itself made an order for costs or
(ii) which would  involve the  enforcement  of foreign  revenue or penal laws or
(iii) which would be inconsistent with English public policy;

         (h) a determination, designation, calculation or certificate of any party to any of the Issue Documents as to any matter provided for therein might, in certain circumstances, be held by an English court not to be final, conclusive and binding (for example, if it could be shown to have an unreasonable or arbitrary basis or not to have been



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The Directors                                                                -7-


reached in good faith) notwithstanding the provisions of the relevant document;

         (i) any provision of the Issue Documents providing for the payment of additional moneys by the Issuer consequent on the breach of any provision thereof by the Issuer, whether expressed by way of penalty, additional interest, liquidated damages or otherwise, would be unenforceable if such provision were held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the breach or default in question; I express no opinion as to whether any such provision does constitute such a genuine and reasonable pre-estimate;

         (j) in some circumstances an English court would not give effect to any provision of the Issue Documents which provides that in the event of any invalidity, illegality or unenforceability of any provision of any such document the remaining provisions thereof shall not be affected or impaired, in particular if to do so would not accord with public policy or would involve the court in making a new contract for the parties;

         (k) this opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms. In particular:

         (i) an English court will not necessarily grant any remedy, the availability of which is subject to equitable considerations or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

         (ii) claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defense of set-off or to counterclaim; and

         (iii) where obligations are to be performed in a jurisdiction outside England, they may not be enforceable


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The Directors                                                                -8-


     in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction; and

         (l) this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganization, liquidation or analogous circumstances.

CONSENT

         7. I hereby consent to the references to my name and opinion under the caption "Service of Process and Enforcement of Liabilities" and to this opinion being filed as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required within Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                      Yours faithfully,

                                                      /s/ Katherine B. Wolfsohn




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                                  THE SCHEDULE


(a) a copy of the Memorandum and Articles of Association and Certificate of Incorporation of the Company;

(b) a copy dated February 27, 1997 of an Indenture (the "Indenture") between the Company and The Bank of New York;

(c) a copy dated February 27, 1997 of a Senior Notes Depositary Agreement (the "Depositary Agreement") between the Company and The Bank of New York; and

(d) the draft forms of the definitive Securities and Global Security (the "Global Security") set out in the Indenture.